EXHIBIT 16.1

MUTUAL RESCISSION AGREEMENT AND GENERAL RELEASE

This Mutual Rescission Agreement and General Release ("Rescission Agreement") is entered into as of December 19, 2017 ("Effective Date") by and between ABV Consulting, Inc., a Nevada corporation ("ABV Consulting"), and Allied Plus (Samoa) Limited, an international company incorporated in Samoa with limited liability ("Allied Plus") and certain shareholders whose names are attached hereto on Exhibit A (collectively the "Shareholders"). The parties to this Rescission Agreement are sometimes individually referred to herein as a "Party" or collectively, as the "Parties."

RECITALS

A.	On February 24, 2017, the Parties effected a Stock Purchase Agreement (the "SPA") whereby ABV Consulting purchased 100% of outstanding common stock (being twenty-two thousand (22,000) shares of US$1.00 par value each) of Allied Plus (the "Allied Plus Shares") from Shareholders by ABV Consulting exchanging one billion nine hundred eighty million (1,980,000,000) ABV Consulting common shares (the "ABV Consulting Shares") for the Allied Plus Shares (the "Transaction");

B.	At the time of the closing of the Transaction, Allied Plus was controlled by Shareholders;

C.	The Parties desire to rescind the Transaction and return the ownership of Allied Plus to the state it was in immediately prior to the Transaction as if the Transaction never closed, and return the ABV Consulting Shares to treasury (the "Rescission");

D.	The Parties desire to settle and resolve all potential claims, legal actions, judgments, disputes, claims, causes of action, and appeals against each other, known or unknown, by entering into this Rescission Agreement; and

E.	The Parties desire that this Rescission Agreement lawfully: (i) rescinds the various business relationships between the Parties created by the SPA; (ii) rescinds all agreements presently linking the Parties together as of the Effective Date; (iii) provide for an orderly and amicable separation of the Parties; and (iv) compromise and settle all disputes, if any, between the Parties.

RESCISSION AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Recitals. The foregoing recitals are true and correct in all material respects and are hereby incorporated herein as a material part of this Agreement.

2. Rescission of Transaction. The Parties hereby rescind all agreements entered into in connection with the Transaction and the SPA. This rescission and termination includes, but is not limited to, the following agreements and related documents (collectively the "Transaction Documents"):

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2.1. The SPA;

2.2. All Schedules and Affidavits attached to and made a part of the SPA.

2.3. All Stock Powers and Stock Certificates transferring shares in Allied Plus and ABV Consulting.

3. Effectuation of the Rescission. The Rescission is effectuated through the following:

3.1 Exchange of Stock. All ABV Consulting Shares owned by Shareholders which are outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of this Rescission Agreement, and without any action on the part of Shareholders, be exchanged into only the right to receive the Allied Plus Shares delivered to ABV Consulting pursuant to the SPA. All Allied Plus Shares owned by ABV Consulting which are outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of this Rescission Agreement, and without any action on the part of ABV Consulting, be exchanged into only the right to receive the ABV Consulting Shares delivered to Shareholders pursuant to the SPA. The Allied Plus Shares and the ABV Consulting Shares are hereinafter collectively referred to as the "Shares." As of the Effective Date, regardless of how long it takes to exchange the Shares, Shareholders shall have no ownership interest whatsoever in the ABV Consulting Shares and ABV Consulting shall have no ownership interest whatsoever in the Allied Plus Shares other than the rights provided herein.

3.2 Options and Warrants. All options, warrants and other securities (the "Derivatives"), if any, owned by Shareholders or his affiliates that might otherwise be converted for a capital or other interest in ABV Consulting which are outstanding at the Effective Date shall, by virtue of this Rescission Agreement and without any further action on the part of Shareholders or the holder of any such Derivative is as of the Effective Date terminated and shall become null and void, ab initio.

3.3. Delivery of Shares.

(a) On or as soon as practicable after the Effective Date, Shareholders will surrender for cancellation the certificate(s) together with an executed stock power representing the ABV Consulting Shares, against delivery of certificates representing the Allied Plus Shares. Until surrendered and exchanged as herein provided, each outstanding certificate owned by Shareholders or its affiliates which, prior to the Effective Date, represented a ABV Consulting ownership certificate shall be deemed for all corporate purposes to evidence ownership of the Allied Plus Shares.

(b) On or as soon as practicable after the Effective Date, ABV Consulting will effectuate the transfer, in book entry form, the Allied Plus Shares to the Shareholders in the same proportion as the Shareholders own ABV Consulting Stock, against delivery of certificates representing the ABV Consulting Shares. Until surrendered and exchanged as herein provided, each outstanding certificate owned by ABV Consulting or its affiliates which, prior to the Effective Date, represented an Allied Plus ownership certificate shall be deemed for all corporate purposes to evidence ownership of the ABV Consulting Shares.

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3.4. Closing. The closing of this transaction (the "Closing") shall take place at a place and time mutually determined by the parties hereto, subject to compliance or waiver of the terms, conditions and contingencies contained in this Agreement and all required documents have been delivered. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Rescission as promptly. Upon Closing, Shareholders will deliver in the manner provided in 3.3(a) above the certificates evidencing the ABV Consulting Shares and ABV Consulting will deliver in the manner provided in 3.3(b) above the certificates evidencing the Allied Plus Shares.

4. Mutual Releases.

4.1. Allied Plus General Release. Allied Plus and Shareholders (the "Allied Plus Parties") do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge ABV Consulting, and any and all of their affiliates, subsidiaries, officers, directors, attorneys, agents, employees, personal representatives, successors, or assigns, as applicable (the "ABV Consulting Parties"), from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the Allied Plus Parties ever had, now have, or may have, against the ABV Consulting Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Transaction Documents, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

4.2. ABV Consulting Release. The ABV Consulting Parties do hereby globally, immediately and forever release, remise, acquit, satisfy and discharge the Allied Plus Parties, from any and all manner of claims, benefits, rights, sums of money, causes of action, suits, debts, obligations, losses, expenses, liabilities, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, of whatever nature or kind, known or unknown, which the ABV Consulting Parties ever had, now have, or may have, against the Allied Plus Parties for, upon or by reason of any matter, cause or thing whatsoever, including, but not limited to, any rights with respect to the Transaction Documents, from the beginning of the world to the day of execution of this Agreement, with the exception of the rights and obligations of the Parties under this Agreement.

5. Representations and Warranties by the ABV Consulting Parties. The ABV Consulting Parties represent, warrant and covenant to the Allied Plus Parties as follows:

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5.1. The ABV Consulting, Parties have the full power and authority to execute, deliver and perform this Rescission Agreement and the documents related thereto;

5.2. This Rescission Agreement and the documents to be executed and delivered by the ABV Consulting Parties constitute the legal, valid and binding obligations of said parties, enforceable against said parties, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

5.3. The execution and delivery by the ABV Consulting Parties of this Rescission Agreement and the documents, and the fulfillment of and compliance with this respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental body.

5.4. ABV Consulting has not pledged, assigned, issued any notes, securities, or derivatives on behalf of ABV Consulting using Allied Plus shares as the underlying or pledged security.

6. Representations and Warranties by the Allied Plus Parties. The Allied Plus Parties represent, warrant and covenant to the ABV Consulting Parties as follows:

6.1. The Allied Plus, Parties have the full power and authority to execute, deliver and perform this Rescission Agreement and the documents related thereto;

6.2. This Rescission Agreement and the documents to be executed and delivered by the Allied Plus Parties constitute the legal, valid and binding obligations of said parties, enforceable against said parties, subject to bankruptcy, insolvency, moratorium, reorganization and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity, regardless of whether enforcement is sought in proceedings in equity or at law;

6.3. The execution and delivery by the Allied Plus Parties of this Rescission Agreement and the documents, and the fulfillment of and compliance with this respective terms by said parties does not and will not (i) conflict with or result in a breach of the terms, conditions, or provisions of, (ii) constitute a default or event of default under, (iii) give any third party the right to accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval exemption or other action by or notice to any court or governmental body.

6.4. Allied Plus and Shareholders have not made any representations on behalf of ABV Consulting, have not pledged, assigned, or issued any ownership rights to ABV Consulting shares, have not issued any notes, securities, or derivatives on behalf of Allied Plus using ABV Consulting shares as the underlying or pledged security, and have made no representations that obligates, binds, or harms ABV Consulting in any manner to shareholders, creditors, investors, employees, officers, directors and agents of Allied Plus or to any governmental agencies.

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6.5 By signing this agreement, the Shareholders hereby consent to the action of the Board of Directors of ABV Consulting to enter into this Agreement and to take any and all actions necessary to effectuate the Agreement

7. Interpretation - No Presumption. It is acknowledged by the Parties that this Rescission Agreement is the result of negotiated suggestions of all Parties, and therefore, no presumptions shall arise favoring any Party by virtue of the authorship of any provisions herein or the modification, addition, or deletion of provisions in prior drafts hereof.

8. Indemnification. Allied Plus and Shareholders shall indemnify ABV Consulting against all loss, damage, costs, and expenses (including any reasonable cost for legal representation) determined to be a consequence of any action by Allied Plus related to any previous agreements or business dealings between Allied Plus and ABV Consulting, due to actions or misrepresentations by Shareholders (including those outside of this Agreement), or a breach of any provision, covenant, or warranty in this Rescission Agreement.

9. Governing Law. This Rescission Agreement shall be governed and interpreted under the internal laws of the State of Nevada.

10. Binding Effect. This Rescission Agreement shall be binding upon and inure to the benefits of the Parties hereto and assigns.

11. Survival. The terms and provisions of the Rescission Agreement shall survive the Closing.

12. Counterpart. This Rescission Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all which together shall be considered one and the same document.

13. Electronic Signatures. The parties hereto may execute this Agreement and any related agreements via electronic signature or other accepted electronic medium.

IN WITNESS WHEREOF, the Parties have executed this Rescission Agreement as of the Effective Date.

ABV CONSULTING, INC.:

/s/ Wai Lim Wong
Wai Lim Wong
CEO

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ALLIED PLUS (SAMOA) LIMITED, a Samo international company

By: /s/ signed
Director

The Shareholders:

Pui Hung LEUNG	By:	/s/ Pui Hung Leung
	Name:	Pui Hung LEUNG

Wai Man WONG	By:	/s/ Wai Man Wong
	Name:	Wai Man WONG

Pak Kuen HEUNG	By:	/s/ Pak Kuen Heung
	Name:	Pak Kuen HEUNG

Wang Kei WONG	By:	/s/ Wang Kei Wong
	Name:	Wang Kei WONG

Ka Lok CHEUNG	By:	/s/ Ka Lok Cheung
	Name:	Ka Lok CHEUNG

Kwok Wai Davy CHAN	By:	/s/ Kwok Wai Davy Chan
	Name:	Kwok Wai Davy CHAN

Man Chi Eve YEUNG	By:	/s/ Man Chi Eve Yeung
	Name:	Man Chi Eve YEUNG

Wai Chun Calvin KWOK	By:	/s/ Wai Chun Calvin Kwok
	Name:	Wai Chun Calvin KWOK

Jie ZENG	By:	/s/ Jie Zeng
	Name:	Jie ZENG

Jinbin LI	By:	/s/ Jinbin Li
	Name:	Jinbin LI

Chi Nin CHOW	By:	/s/ Chi Lin Chow
	Name:	Chi Lin CHOW

Kin Yee NGAI	By:	/s/ Kin Yee Ngai
	Name:	Kin Yee NGAI

Pui See Stephine MAK	By:	/s/ Pui See Stephine Mak
	Name:	Pui See Stephine MAK

Pluto Global Limited, Registered at Labuan, Malaysia	By:	/s/ Chee Ming Loh
	Name:	Chee Ming LOH
	Title:	Director

Evergreen Offshore Inc., a Cayman Islands Company	By:	/s/ Ching Yau Chu
	Name:	Ching Yau CHU
	Title:	Sole Director

Hin Sing LAM	By:	/s/ Hin Sing Lam
	Name:	Hin Sing LAM

Chau Pak LEE	By:	/s/ Chau Pak Lee
	Name:	Chau Pak LEE

Kin Leung Kenny HEUNG	By:	/s/ Kin Leung Kenny Heung
	Name:	Kin Leung Kenny HEUNG

Wong Hung LEUNG	By:	/s/ Wong Hung Leung
	Name:	Wong Hung Leung

Wing Shan CHU	By:	/s/ Wing Shan Chu
	Name:	Wing Shan CHU

Chit Ming Brian MAK	By:	/s/ Chit Ming Brian Mak
	Name:	Chit Ming Brian MAK

Allied Plus Limited (BVI), a British Virgin Islands company	By:	/s/ Yi Ge Su
	Name:	Yi Ge SU
	Title:	Director

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Exhibit A

Shareholder Name	Number of Shares of Allied Plus to be Received by Shareholder	Number of ABV Consulting Shares to be Surrendered by Each Shareholder
Pui Hung LEUNG	1,000	90,000,000
Wai Man WONG	1,000	90,000,000
Pak Kuen HEUNG	1,000	90,000,000
Wang Kei WONG	1,000	90,000,000
Ka Lok CHEUNG	1,000	90,000,000
Kwok Wai Davy CHAN	1,000	90,000,000
Man Chi Eve YEUNG	1,000	90,000,000
Wai Chun Calvin KWOK	1,000	90,000,000
Jie ZENG	1,000	90,000,000
Jinbin LI	1,000	90,000,000
Chi Lin CHOW	1,000	90,000,000
Kin Yee NGAI	1,000	90,000,000
Pui See Stephine MAK	1,000	90,000,000
Pluto Global Limited	1,000	90,000,000
Evergreen Offshore Inc.	1,000	90,000,000
Hin Sing LAM	1,000	90,000,000
Chau Pak LEE	1,000	90,000,000
Kin Leung Kenny HEUNG	1,000	90,000,000
Wong Hung LEUNG	1,000	90,000,000
Wing Shan CHU	1,000	90,000,000
Chit Ming Brian MAK	1,000	90,000,000
Allied Plus Limited (BVI)	1,000	90,000,000
Total:	22,000	1,980,000,000

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